METROPOLITAN SERIES FUND, INC.
Sub-Item 77C Submission of matters to a vote of security holders

At a Special Meeting of Shareholders of the Balanced Portfolio, FI Mid Cap Opportunities Portfolio, MFS Research Managers Portfolio, and
Alger Equity Growth Portfolio held on April 30, 2004, the respective shareholders voted for the following proposals:

1. To approve an agreement and Plan of Reorganization for the sale of all of the assets of Balanced Portfolio to, and the assumption of all of the liabilities of the Balanced Portfolio by, MFS Total Return Portfolio in exchange for shares of the MFS Total Return Portfolio and the distribution of such shares to the shareholders of the Balanced Portfolio in complete liquidation of the Balanced Portfolio.

a.  Votes of all shareholders of the Balanced Portfolio totaled.

For:  10,247,526
Against:  374,248
Abstain:  504,686

b. Votes of certain Class A shareholders of the Balanced Portfolio who transferred into Class E shares of the Total Return Portfolio.

For:  1,137,160
Against:  85,686
Abstain:  27,304

c. Votes of Class E shareholders of the Balanced Portfolio, all of whom transferred into Class B shares of the Total Return Portfolio.

For:  1,915,503
Against:  79,197
Abstain:  160,693

2. To approve an agreement and Plan of Reorganization for the sale of all of the assets of FI Mid Cap Opportunities Portfolio to, and the assumption of all of the liabilities of the FI Mid Cap Opportunities Portfolio by, Janus Mid Cap Portfolio in exchange for shares of the Janus Mid Cap Portfolio and the distribution of such shares to the shareholders of the FI Mid Cap Opportunities Portfolio in complete liquidation of the FI Mid Cap Opportunities Portfolio.

For:  3,739,222
Against:  209,556
Abstain:  192,376

3. To approve an agreement and Plan of Reorganization for the sale of all of the assets of MFS Research Managers Portfolio to, and the assumption of all of the liabilities of the MFS Research Managers
Portfolio by, MFS Investors Trust Portfolio in exchange for shares of the MFS Investors Trust Portfolio and the distribution of such shares to the shareholders of the MFS Research Managers Portfolio in complete liquidation of the MFS Research Managers Portfolio.

For:  4,008,323
Against:  61,602
Abstain:  229,494

4. To approve, with respect to the Alger Equity Growth Portfolio, a new subadvisory agreement between MetLife Advisers, LLC and State Street Research & Management Company.

For:  28,037,773
Against:  1,297,010
Abstain:  1,182,936